Exhibit 99.1

Cavium Contact:

Art Chadwick	Angel Atondo
Vice President of Finance and Administration	Senior Marketing Communications Manager
and Chief Financial Officer	Tel: (408) 943-7417
Tel: (408) 943-7104	Email: angel.atondo@cavium.com
Email: art.chadwick@cavium.com

Cavium Announces Updated Financial Outlook for Q4 2011

San Jose, Calif., December 27, 2011– Cavium, Inc. (NASDAQ: CAVM), a leading provider of highly integrated semiconductor products that enable intelligent processing for networking, communications, and the digital home, today announced that financial results for the fourth quarter of 2011 will be below the company’s previous outlook.

The company currently expects that revenue in the fourth quarter of 2011 will be between $56 million and $57 million. The company noted that revenues have been weaker than expected across both the enterprise and service provider as well as the broadband and consumer market segments, and further exasperated by a larger than expected impact of a hub transition at one of its major customers. The company believes that it under shipped to customer end demand in the fourth quarter. Gross margins for the fourth quarter of 2011 are expected to be approximately one percentage point lower than the company’s previous guidance, due to the lower sales volume.

About Cavium

Cavium is a leading provider of highly integrated semiconductor products that enable intelligent processing for networking, communications and the digital home. Cavium offers a broad portfolio of integrated, software-compatible processors ranging in performance from 10 Mbps to 40 Gbps that enable secure, intelligent functionality in enterprise, data-center, broadband/consumer and access and service provider equipment. Cavium processors are supported by ecosystem partners that provide operating systems, tool support, reference designs and other services. Cavium’s corporate office is in San Jose, CA and Cavium has design team locations in California, Massachusetts, China, India and Taiwan. For more information, please visit: http://www.cavium.com.

Note on Forward-Looking Statements

This press release contains forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations. Cavium’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks, uncertainties and assumptions. The risks and uncertainties that could cause Cavium’s results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to the timing and amount of Cavium’s customers’ orders for its products, whether or not the company can continue to maintain or expand gross margins and operating margins, pricing pressures, general economic conditions and other risks and uncertainties described more fully in Cavium’s documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact Cavium’s business are set forth in the “Risk Factors” section of Cavium’s Form 10-Q filed with the Securities and Exchange Commission on November 4th, 2011. All forward-looking statements in this press release are based on information available to Cavium as of the date hereof and qualified in their entirety by this cautionary statement, and Cavium assumes no obligation to revise or update these forward-looking statements.